UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): April 23, 2013

SPORT CHALET, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Cañada, CA 91011

(Address of principal executive offices) (Zip Code)

(818) 949-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 23, 2013, Sport Chalet, Inc. (the “Company”) received notice (the “Notice”) from the NASDAQ Stock Market (“Nasdaq”) that the Company’s Class B Common Stock (the “Class B Shares”) is not in compliance with Rule 5460 of the Nasdaq Listing Rules (the “Listing Rules”). Rule 5460 requires secondary classes of common stock, such as the Company’s Class B Shares, to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $1 million. The MVPHS of the Company’s Class B Shares is equal to (x) the consolidated closing bid price of the Class B Shares multiplied by (y) the number of Class B Shares not held directly or indirectly by an officer, director or beneficial owner (determined in accordance with Rule 13d-3 under the Exchange Act of 1934) of more than 10% of the total Class B Shares outstanding. As of April 23, 2013, the MVPHS of the Class B Shares was $748,927, based upon (x) a consolidated closing bid price of $1.31, and (y) 571,700 Class B Shares not held directly or indirectly by an officer, director or beneficial owner of more than 10% of the total Class B Shares outstanding, each as of that date.

The Listing Rules provide a period of 180 calendar days in which to regain compliance. If at any time during this period the MVPHS of the Class B Shares closes at $1 million or more for a minimum of ten consecutive business days, the Company will regain compliance with Rule 5460. If the Company does not regain compliance with Rule 5460 prior to the expiration of this 180-day period, the Class B Shares will be subject to delisting. The Company would have the right to appeal any determination by Nasdaq to initiate delisting proceedings.

There can be no assurance that the Company will take any action(s) in response to the Notice, that the Company will develop a plan to regain compliance of the Class B Shares with Rule 5460, that any such plan will be successful, that the Company will appeal any determination by Nasdaq to initiate delisting of the Class B Shares, that Nasdaq will grant any such appeal, or that the Company will be able to regain or subsequently maintain compliance with the requirements for continued listing of the Class B Shares under the Listing Rules (including, but not limited to, with respect to the deficiency set forth in the Notice).

As of April 23, 2013, 7,676,439 shares of the Company’s Class A Common Stock (the “Class A Shares”) and 105,565 Class B Shares (representing 61.8% and 5.9%, respectively, of the outstanding shares of such class) held by the Olberz Trusts and 791,435 Class B Shares (representing 44.6% of the outstanding shares of such class) held by Craig Levra, the Chairman of the Board and the Chief Executive Officer of the Company, are pledged as collateral for loans.

Failure to maintain listing on Nasdaq of the Class B Shares may have a material adverse effect on the price or liquidity of the Class B Shares. In addition, delisting of the Class B Shares may have a material adverse effect on the price or liquidity of the Class A Shares. Failure to maintain listing on Nasdaq, or a decline in the price, of the Class B Shares or the Class A Shares may result in the sale of some or all of the shares pledged.

Certain statements set forth in this Current Report on Form 8-K relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Current Report on Form 8-K, including, without limitation, references regarding the possibility that the Company may be able to develop a plan to regain compliance with the listing requirements of the Class B Shares, its right to appeal any Nasdaq determination and any implication that the Company may request continued listing of the Class B Shares are forward-looking statements. These statements express, or are based on, management’s current expectations and forecasts about future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPORT CHALET, INC.

Date:April 29, 2013	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky, Executive Vice
President-Finance, Chief Financial Officer
and Secretary